Exhibit 99.2

Yorkville Advisors

March 13, 2009

Law Office of Jeffrey T. Osborn
16152 Beach Boulevard, Suite 250
Huntington Beach, CA 92647

Attn:  Jeffrey T. Osborn, Esq.

Re:           Savi Media Group, Inc. (the “Company”)//YA Global Investment, L.P. (f/k/a Cornell Capital Partners, L.P.) (“YA Global”)
Securities Purchase Agreement and Transaction Documents dated July 10, 2006
Convertible Debentures SVMI-1 dated July 10, 2006, SVMI-2 dated August 17, 2006 and SVMI-3 dated September 1, 2006 (collectively, the “Convertible Debentures”)
Warrants Nos. SVMI-001, SVMI-002, SVMI-003, SVMI-004, SVMI-005, SVMI-006, SVMI-007, SVMI-008, SVMI-009, and SVMI-101, each dated July 10, 2006 (collectively, the “Warrants”)
Agreement and Promissory Note dated April 17, 2007 (the “Promissory Note”)

Dear Mr. Osborn:

Kindly accept this letter as notification that YA Global hereby rejects the offer of the Company of $350,000 as full satisfaction of the debt (reflected by the above captioned Convertible Debentures and Promissory Note) and warrant positions (reflected by the above captioned Warrants) held by YA Global.

YA Global would be willing to accept payment in full of all outstanding debt reflected by the Convertible Debentures and Promissory Note, including, but not limited to, principal and accrued interest, through the date that such payment is received.  At this time, the Company’s outstanding debt to YA Global is as follows:

 Interest Accrued
  Principal                                to March 16, 2009                                Total Due
Convertible Debenture No. SVMI-1                   $ 1,670,000.00                        $   448,383.56                                        $ 2,118,383.56
Convertible Debenture No. SVMI-2                   $    200,000.00                        $     51,616.44                                        $    251,616.44
Convertible Debenture No. SVMI-3                   $    600,000.00                        $   152,383.56                                        $    752,383.56
Promissory Note                                                    $     15,000.00                        $        1,436.30                                        $      16,436.30
                 $ 3,138,819.86

In addition to the amounts detailed above, liquidated damages totaling one million three hundred thirty-three thousand eight hundred dollars ($1,333,800) have accrued in accordance with Section 2(c) of the Investor Registration Rights Agreement entered into by and between the Company and YA Global on July 10, 2006 and as amended by that Amendment No. 1 to Investor Registration Rights Agreement dated August 17, 2006.

Accordingly, the total amount necessary to repay the outstanding debt due to YA Global on March 16, 2009 is four million four hundred seventy-two thousand six hundred nineteen dollars and eighty-six cents ($4,472,619.86), representing $3,138,819.86 in principal and accrued interest on the Convertible Debentures and Promissory Note, and $1,222,800 of Liquidated Damages.

Interest shall continue to accrue at a rate of $678.05 per diem until full payment is received.  Should full payment not be received on or before March 26, 2009, an additional $49,400 of liquidated damages shall accrue.

Should you have any questions and/or concerns, or should you wish to discuss the above, please feel free to contact the undersigned.

Very Truly Yours,

/s/ Michael Schreck
Head, Special Situations Group